UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.   )

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EMBASSY BANCORP, INC.
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(Name of Registrant as Specified In Its Charter)
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THIS LETTER WAS MAILED TO EMBASSY BANCORP, INC. SHAREHOLDERS ON MAY 13, 2011
TOGETHER WITH ITS PROXY STATEMENT

May 13, 2011

Dear Shareholder,

As a valued member of our Embassy Bancorp family, you can take great pride in your Bank's achievements during the past 10 years.  Chief among these are:

Established a strong brand built on even stronger principles.
From zero recognition in 2001, Embassy is now the largest Lehigh Valley-based bank dedicated exclusively to serving consumer and commercial interests in Lehigh and Northampton Counties. Perhaps more importantly, the Embassy brand stands for the following founding principles:
•	unsurpassed customer service,
•	strict adherence to and prudence in traditional banking fundamentals, and
•	unwavering dedication to Lehigh Valley families, businesses and community.

Created a true Valley-wide branch network
10 years ago, our first location was in a rented trailer while our main office was being built.  Today, the Embassy Bank branch network spans the Lehigh Valley with 7 full-service offices in strategic, high-growth locations throughout Lehigh and Northampton Counties.

Surpassed the $500 million asset mark.
In terms of size, Embassy now has over half a billion in total assets.  In terms of strength, we have quality assets based here in our Lehigh Valley market.

Ranked among the Top 100 Best Community Banks in U.S.
SNL Financial, a premier provider of analysis on business intelligence, ranked Embassy Bank 54th in their 2010 Top 100 Best Performing Community Banks among 764 banks nationwide with assets between $500 million and $5 billion.  This ranked Embassy in the top 7% of the 764 banks nationwide and 5th of the 10 Pennsylvania banks represented in SNL’s 100 Best Performing Community Banks.  2010 was the first year Embassy’s assets exceeded $500 million, and was eligible for this consideration.

In addition, Embassy's financial stability was underscored once again with a 4-Star Safety Rating from BauerFinancial, Inc., the nation's leading independent bank rating and research firm.

In 2010, we experienced our best year earning $4.7 million in net income which equated to a return on average assets of 0.91%, and a return on average equity of 11.51%.  Our positive growth in 2010 is evident when compared to 2009’s earnings of $2.7 million in net income, a 0.61% return on average assets, and an 8.24% return on average equity.

We can all take considerable pride in the fact that the above milestones were achieved during some of the most challenging economic times in America's history.  Many banks took government help or did not survive.  Yet Embassy flourished.  This contrast is a tribute to steadfast focus on our founding principles and the dedicated support of Embassy's employees, loyal customers and outstanding shareholders like you.

I express my sincere thanks to all who have helped shaped Embassy's success during The First 10…this is just the beginning!

Sincerely,

/s/ David M. Lobach, Jr.	/s/ Elmer D. Gates

David M. Lobach, Jr.	Elmer D. Gates
Chairman & CEO	Lead Director